                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into between International Meta Systems, Inc. (the "Company"), and Dr. Lee W. Hoevel ("Employee"), effective as of the 3rd day of February, 1997 (the "Effective Date"), with reference to the following facts:

                                       RECITALS

    A. The Company is engaged primarily in the business of developing microprocessor chips, including the Meta 6000 Chip (the "Meta 6000 Chip"). The Company's operations are located in El Segundo, California and Austin, Texas;

    B. Employee has served as a consultant to the Company and is familiar with the Company and its efforts to develop the Meta 6000 Chip;

    C. The Company has entered into a contract with a corporation (the "Foundry Partner") dated April 27, 1995, as amended on April 3, 1996 (the "Foundry Partner Contract"), pursuant to which the Foundry Partner has provided financing to the Company to develop the Meta 6000 Chip and the Company has agreed to meet certain development "milestones," including "tapeout" and delivery of a completed Meta 6000 Chip acceptable to the Foundry Partner;

    D. The Company wishes to incentivize Employee by providing him the opportunity to receive shares of its common stock ("Common Stock") in connection with his employment; and

    E. Employee wishes to be employed by the Company, and the Company wishes to employ Employee, on the terms and conditions hereinafter set forth.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the premises, representations, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.   EMPLOYMENT.

    The Company hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions set forth herein.

    2.   TERM.

    The Company shall employ Employee, and Employee shall serve the Company for a three year period beginning on the Effective Date, (the "Employment Period"), subject to the provisions of Section 6 hereof.

    3.   TITLE, DUTIES AND RESPONSIBILITIES.

    (a) DUTIES. Employee agrees to serve the Company and the Company agrees to employ Employee in the capacity as president. Employee shall report to the Company's chief executive officer. Subject to the direction and control of the board of directors of the Company and its chief executive officer, Employee shall perform all duties that may be required of him in his position as president and all duties that are set forth in the Company Bylaws. It is anticipated by Employee and the Company that during the first six months of his employment, Employee's principal responsibility shall be overseeing the implementation and development of the Meta 6000 Chip in accordance with the tapeout and completion schedule mandated by the Foundry Partner Contract and the Foundry Partner. Employee agrees to execute and fulfill all policies established by the Company.

    (b) OBLIGATIONS. The Company acknowledges that Employee has certain existing private business interests and responsibilities. The Company and Employee agree that these business interests will not interfere with Employee's duties and responsibilities under this Agreement. Employee agrees that during the term of this Agreement and prior to undertaking any new or additional business activity, he will notify the chief executive officer of the Company of the proposed activity. If the chief executive officer disapproves the proposed activity because he concludes the activity would interfere with Employee's duties as president, and Employee continues to engage in the activity after receiving written notice of disapproval, then such activity shall be grounds for terminating Employee's employment for cause under clause (B) of paragraph 6(b) of this Agreement. Failure by the chief executive officer to signify his disapproval within 30 business days of Employee's notification shall be deemed approval. Nothing in this paragraph shall prohibit Employee from making personal investments that will neither require his services nor conflict with the interests of the Company.

    (c) BOARD OF DIRECTORS. The Company will take all actions necessary to elect Employee to its board of directors as promptly as possible.

    4.   PLACE OF PERFORMANCE.

    Employee shall carry out his duties hereunder principally at the Company's offices in Austin, Texas. The Company agrees to provide Employee living quarters and a car in Austin, Texas until the earlier of August 1, 1997, or such time as the Company and Employee agree that personal or business circumstances require a change in this arrangement. At that time, the parties will review the situation to determine what, if any, change may be necessary or appropriate.

    5.   COMPENSATION, OPTIONS AND BENEFITS.

    (a) SALARY. As of the Effective Date, Employee's annual salary shall be $130,000. Employee's salary shall be reviewed by the Company annually on each anniversary date of this Agreement during the Employment Period. Employee's annual salary shall be payable in installments in accordance with the Company's normal salary payment policies applicable to executives of the Company, and shall be subject to such payroll deductions as required by law or as appropriate under the Company's payroll deduction procedures. The Company will send Employee's paychecks to Employee at its Austin, Texas office or, at the election of Employee, they will be directly deposited into Employee's bank.

    (b) BONUS SHARES AND BONUS STOCK OPTIONS. Upon the occurrence of each milestone event described below, Employee shall: (i) receive 12,500 shares of unregistered and restricted Common Stock, and (ii) be granted an option issued under the Company's 1996 Stock Option Plan (the "Plan") to acquire an additional 12,500 shares of Common Stock that have been registered under the Securities Act of 1933 (the "Act"). This option shall be fully vested at the time of grant and its exercise price shall be the Fair Market Value (as that term is defined by the Plan) of the Common Stock on the date of grant. Employee agrees that as a condition of his receipt of any options or shares of Common Stock under this Agreement, he shall execute all investment representation letters and all other documents reasonably required by the Company to comply with applicable federal and state securities laws in connection with the issuance of any such options or shares and Employee shall permit appropriate legends, as required, to be affixed to the certificates representing such shares. The milestone events are:

              (1) The "tapeout" of a Meta 6000 "test" Chip by a date agreed to by the Company's Foundry Partner and payment to the Company of 50% of the milestone payment called for at tapeout by Article 5 of the Foundry Partner Contract.

              (2) Acceptance of a Meta 6000 "test" Chip by the Foundry Partner and receipt by the Company of the remaining 50% of the milestone payment called for by Article 5 of the Foundry Partner Contract upon such acceptance.

              (3) Tapeout of a Meta 6000 "production" Chip on a schedule and by a date to be determined later in conjunction with and acceptable to the Foundry Partner.

              (4) Acceptance of the final silicon Meta 6000 "production" Chip by the Foundry-Partner.

    The Company agrees to provide Employee bonuses in amounts equal to the exercise price of each vested option granted pursuant to this paragraph 5(b) at the time he exercises such option, provided Employee provides the Company with written notice of his intended exercise at least 10 business days prior to his date of employment.

    (c) STOCK OPTIONS. The Company shall grant to Employee options to purchase 300,000 shares of Common Stock under the Plan which have been registered with the Securities and Exchange Commission pursuant to the Company's Form S-8 Registration Statement (the "Plan Options") and options to purchase an additional 300,000 shares of Common Stock that will not be issued under the Plan or registered under the Company's S-8 Registration Statement (the "Non-Plan Options"). The Plan Options and the Non-Plan Options are sometimes collectively referred to hereafter as the "Section 5 Options". The grant date of the Section 5 Options shall be February 10, 1997. One third of the Plan Options (100,000 shares) and one third of the Non-Plan Options (100,000 shares) shall vest on each of the first, second and third anniversary dates of this Agreement (February 3, 1998, February 3, 1999, and February 3, 2000), subject to Employee being employed hereunder on each such vesting date and subject to the provisions of subparagraph 6(e)(ii) hereof. The option exercise price for the Section 5 Options shall be the "Fair Market Value" of the Common Stock on the grant date, as that term is defined by the Plan, which was $1.29 per share. The Plan Options shall all be incentive stock options, up to the maximum number of incentive stock options that may be granted to an employee during any calendar year under the Plan. The balance of the 300,000 Plan Options shall be non-qualified stock options.

    (d) OPTION AGREEMENTS. The Company and Employee shall enter into option agreements for all options that are to be granted hereunder promptly following the date each such option is granted.

    (e) BENEFIT PROGRAMS. Employee and his dependents shall be entitled to fully participate in the Company's medical, dental and disability Plans at the earliest enrollment date and to participate in the Company's 401(k) program at the next enrollment opportunity. In addition, Employee shall be entitled to any other benefits provided to professional employees of the Company.

    (f) REIMBURSABLE EXPENSES. The Company shall reimburse Employee for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his duties pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy at the time such expenses are incurred.

    6.   TERMINATION OF EMPLOYMENT.

    (a) DEATH OR DISABILITY. The Employee's employment shall terminate automatically upon Employee's death during the Employment Period. The Company shall be entitled to terminate the Employee's employment because of his Disability during the Employment Period. The term "Disability" means that Employee is unable, for a period of 90 consecutive days, to perform his duties under this Agreement as a result of physical or mental illness or injury. A termination of Employee's employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 10th day after receipt of such notice by Employee.

    (b) CAUSE. The Company may terminate Employee's employment during the Employment Period for Cause by giving him written notice of its intention to do so. "Cause" means (A) a willful material breach of this Agreement by Employee that has not been cured within five days after Employee receives written notice specifying such breach; (B) a determination by the board of directors of the Company that Employee has unsatisfactorily performed his duties and obligations hereunder; (C) dishonesty by Employee that adversely affects the Company; (D) excessive use of alcohol or illegal drugs, illegal conduct or other misconduct by Employee that interferes with the performance of his duties under this Agreement; or (E) any other illegal conduct or willful misconduct by Employee that could reasonably be expected to result in material damage to the business or reputation of the Company.

    (c) WITHOUT CAUSE. The Company may terminate Employee's employment during the employment without Cause by delivering written notice of termination to Employee which termination shall be effective as of the date specified in the notice.

    (d) FORCED RESIGNATION. If Employee resigns from the Company because the Company substantially reduces his duties and responsibilities under this Agreement or Employee has been required to move to any location other than Los Angeles, California, San Jose, California, or Austin, Texas, then such resignation shall be considered a "Forced Resignation". Employee shall provide the Company written notice 30 days in advance of the date he intends to resign as a result of a Forced Resignation. Any such notice shall be delivered to the Company within 90 days of the action event that causes a Forced Resignation under this paragraph. If the notice is not delivered within that 90 day period, any prior actions by the Company relating to Employee's duties and responsibilities and place of employment shall not qualify as events causing a Forced Resignation hereunder.

    (e)  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

              (i) SEVERANCE PAYMENT. If the Company terminates Employee's employment during the Employment Period without Cause or his employment terminates as a result of a Forced Resignation, Employee shall continue to receive the salary provided for in Section 5(a) for a six-month period following the effective date of termination of

Employee's employment. If Employee's employment with the Company terminates for any other reason, including death, Disability or his resignation (except for a Forced Resignation), neither he nor his estate shall be entitled to receive any further salary payments following the effective date of termination.

              (ii) ACCELERATED VESTING OF CERTAIN STOCK OPTIONS. If Employee's employment is term ted by the Company without Cause, or as a result of his death or Disability, or as a result of his Forced Termination, certain of Employee's unvested Section 5 Options shall vest on the termination date as follows: (A) 8,333.33 Plan Options and 8,333.33 Non-Plan Options shall vest for each full month that Employee was employed by the Company during the year of the Employment Period in which the termination occurs, plus (B) an additional 50,000 shares each of Plan Options and Non-Plan Options shall vest, representing accelerated vesting for a six month period following the termination of this Agreement. For example, if Company terminates Employee without Cause effective August 2, 1998, after he has been employed for 18 months, Employee would have vested 206,000 Plan Options and 200,000 Non-Plan Options. This number of Options would consist of 100,000 Plan Options and 100,000 Non-Plan Options that would have vested after his first full year of employment; an additional 50,000 Plan Options and 50,000 Non-Plan Options that would have accelerated vesting for the six months he was employed during year two; plus an additional 50,000 Plan Options and 50,000 Non-Plan Options that would have accelerated vesting with respect to the additional six months period following his termination. If Employee's employment terminates for any reason, other than specified in the first sentence of this subparagraph, only those Section 5 Options that had actually vested on the effective date of termination shall be vested.

              (iii) EXERCISABILTY OF STOCK OPTIONS ON TERMINATION. Employee shall be entitled to exercise all Options that are vested on the effective date of the termination of his employment, including those vested pursuant to subparagraph 6(d)(ii) above, as follows: (A) for a 6 month period following the effective date of his termination because of death or Disability; (B) for a 30 day period following his termination of employment for any reason other than death or Disability.

    (f) POST-TERMINATION OBLIGATIONS OF EMPLOYEE. Employee shall assist the Company for a reasonable period in the orderly transition of all work under his direction following the termination of his employment for any reason other than cause or Disability.

    7.   NON-SOLICITATION OF EMPLOYEES.

    (a) NON-SOLICITATION COVENANT. Employee recognizes and acknowledges that the Company's technical and other personnel constitute a unique and invaluable asset to the Company. Accordingly, while this Agreement is in effect and at all times thereafter, Employee agrees he will not directly or indirectly solicit the employment of any Company employees or provide any information or assistance to others, including, without limitation, furnishing employee lists or names to any other person or entity, in soliciting the employment of any Company employee. The requirements and covenants of this
Section 7 shall survive and continue after the termination of Employee's employment with the Company.

    (b) REMEDIES. Employee recognizes and agrees that violation or threatened violation of any provision contained in this Section 7 will cause irreparable damage or injury to the Company and that the Company's remedies at law for any breach of this Section 7 may not be adequate, and the exact amount of the Company's damages in the event of such breach would be impossible to ascertain. Therefore, the Company shall be entitled, as a matter of right, without further notice and without the necessity of posting bond thereof, to injunctive and other equity relief restraining any threatened or further violation of this Section. The Company's right to an injunction shall be in addition to, and not in limitation of, any and other rights and remedies it may have against Employee, including, but not limited to, the recovery of damages.

    8.   PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

    (a) COVENANTS AND OBLIGATIONS REGARDING TRADE SECRETS. Employee recognizes and acknowledges that by virtue of his employment with the Company, he will have access to certain trade secret and confidential information of the Company relating to the Meta 6000 Chip and other matters and that such information constitutes valuable, special and unique property of the Company and derives economic value because it is not generally known to the public or to others who could benefit from its disclosure or use ("the trade secrets"). The term "trade secrets" includes, but is not limited to, the following: (a) technical information, such as formulae, know-how, computer programs, software, secret processes or machines, inventions and research projects, documentation, or other methods or processes; (b) business information relating to proposals, bids, costs, profits, sales, markets, suppliers, plans for further development, market studies or research projects; (c) the identity of the Company's Foundry Partner and the Company's customers and prospective customers; (d) client information such as customer lists and other information concerning particular needs of the Company's clients; (e) price information, such as price lists, the contents of bids, and other information concerning costs or profits; (f) the names of the Company's employees, consultants and independent contractors, or a compilation of data concerning the Company's employees, consultants and independent contractors; and (g) any other information valuable because of its private or confidential nature. Employee agrees that he will not reproduce, copy or disclose the Company's trade secret and confidential business information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever, nor will Employee advise, discuss or in any way assist any other person or firm (including customers or competitors of the Company) in obtaining or learning about the Company's trade secrets. Employee covenants and acknowledges that upon separation from employment with the Company, he shall immediately surrender to the Company all of the Company's trade secrets and any and all such documents, materials or other tangible items pertaining to these trade secrets that he may possess and that such trade secrets shall be and remain the sole property of the Company. Employee agrees that if he is in doubt as to whether any information, material, or document is a trade secret or is confidential, he will contact the chief executive officer of the Company before disclosing or using such information for any purpose other than in furtherance of Employee's duties as an employee of the Company. The requirements and covenants of this Section 8 shall survive and continue after the termination of Employee's employment with the Company.

    (b) REMEDIES. Employee recognizes and agrees that violation or threatened violation of any of the provisions contained in this Section 8 above will cause irreparable damage or injury to the Company and that the Company's remedies at law for any breach of this Section 8 may not be adequate, and the exact amount of the Company's damages in the event of such breach would be impossible to ascertain. Therefore, the Company shall be entitled, as a matter of right, without further notice and without the necessity of posting bond therefor, to injunctive and other equitable relief restraining any threatened or further violation of this Section 8. Such rights to an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Employee, including, but not limited to, the recovery of damages.


    9.   INVENTIONS.

    (a) DISCLOSURE AND OWNERSHIP. Employee hereby agrees to disclose promptly and in writing to the Company or to any person designated by the Company, any ideas, inventions, technology, discoveries, developments, works of authorship, and improvements, patentable or unpatentable, copyrightable or uncopyrightable, which, during the term of employment by the Company, Employee may conceive, make, develop or work on, in whole or in part, solely or jointly with others, whether or not reduced to a drawing, written description, documentation, model or other tangible form, and which relate either to product, service, research or development fields in which the Company or any of its affiliates is, at the time, actively engaged or which relates to Employee's services performed pursuant to this Agreement. Employee agrees that all such ideas, inventions, works, improvements and discoveries shall forthwith and without further consideration become and be the exclusive property of the Company and its successors and assigns and Employee further agrees not to disclose such information to others without the prior written consent of the Company, except as required by his employment by the Company or by law.

    (b) ADDITIONAL ASSISTANCE. Employee further agrees to assist the Company in every proper way, including, without limitation, signing any and all papers, authorizations, applications and assignments, making and keeping proper records, and giving evidence and testimony (all entirely at the Company's expense), to obtain and to maintain for the use and benefit of the Company, or its nominees, patent, copyright or other protection for any and all such ideas, inventions, works, improvements and discoveries in all countries. Employee shall not be entitled to any additional compensation for any services he provides under this
Section 9.

    10.  CHANGE IN CONTROL.

    (a)  VESTING OF OPTIONS.  In the event of a Change in Control, Employee's
Section 5 Options shall vest as follows: (i) if a Change of Control occurs during the first six months of the Employment Period, all Section 5 Options that would otherwise vest on the first anniversary date of this Agreement shall vest prior to the Change of Control; (ii) if a Change of Control occurs after the sixth month and before the 13th month of the Employment Period, all Section 5 Options that would otherwise vest on the first anniversary date of this Agreement plus one-half of the Section 5 Options that would vest on the second anniversary date of this Agreement shall vest prior to the Change of Control;
(ii) if a Change of Control occurs in the second or third year of the Employment Period, all of the then outstanding Section 5 Options shall vest prior to the Change of Control. All Section 5 Options that vest on an accelerated basis hereunder shall be deemed to vest ten business days prior to the Change of Control date.

    (b) DEFINITION OF CHANGE OF CONTROL. A "Change in Control" shall be deemed to have occurred if (i) the Company shall merge or consolidate with any other corporation and shall not be the surviving corporation, (ii) the Company shall transfer all or substantially all of its assets to any other entity or person, or (iii) any person other than Amerscan, Marty Albert, or any affiliate thereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the then-outstanding voting securities of the Company immediately after such acquisition.

    (c) NOTICE. The Company shall notify Employee in writing promptly upon determining that a Change in Control is likely to occur.

    11.  NO PRIOR AGREEMENTS.

    Employee hereby represents and warrants to the Company that his execution of this Agreement and his employment by the Company and the performance of his duties hereunder will not violate or breach any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now or hereafter have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party that was in existence as of the Effective Date of this Agreement.

    12.  ASSIGNMENT; BINDING EFFECT.

    Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of this performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

    13.  COMPLETE AGREEMENT.

    This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, managers or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

    14.  NOTICE.

    Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:     International Meta Systems, Inc
                             100 Sepulveda Boulevard, Suite 601
                             El Segundo, California 90245
                             Attn: Chief Executive Officer

         To Employee:        Dr. Lee W. Hoevel
                             c/o International Meta Systems, Inc.
                             Austin Design Center
                             7718 Woodhollow Dr., Suite 150
                             Austin, Texas 78731

All notices under this Agreement shall be in writing and shall be given by hand delivery to the other party, by courier, such as Federal Express, or by registered or certified mail, return receipt requested. Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail, one day after delivery by courier, or when actually received, whichever first occurs. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

    15.  SEVERABILITY HEADINGS.

    If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

    16.  ARBITRATION.

    Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in accordance with the commercial rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision thereof nor to award punitive damages to any injured party. A decision by the arbitrator (or a majority of the panel of arbitrators, if more than a single arbitrator is conducting the arbitration) shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The expense of any arbitration proceeding shall be borne by such party as determined by the arbitrator (or the majority of the panel of arbitrators, if applicable). All arbitration proceedings shall be held in Los Angeles, California.

    17.  GOVERNING LAW.

    This Agreement shall in all respects be construed and governed by the laws of the State of California.

    18.  COUNTERPARTS.

    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date written above.

                             COMPANY

                             INTERNATIONAL META SYSTEMS, INC.



                             By: /s/ George W. Smith
                                ----------------------------------------------
                             Name: George W. Smith
                             Title: Chairman and Chief Executive Officer


                             EMPLOYEE



                             /s/ Dr. Lee W. Hoevel
                             -------------------------------------------------
                             Dr. Lee W. Hoevel